Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-51034, 333-51032, and 333-79225) of Corinthian Colleges, Inc., with respect to the financial statements of Wyo-Tech Acquisition Corp. and Subsidiary included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on September 16, 2002.

/s/    ERNST & YOUNG LLP

Denver, Colorado
September 12, 2002